EXHIBIT 99.1

To Our Shareholders:

I am pleased to announce that Southern Michigan Bancorp, Inc. reported net income of $1,002,000, or $.43 per share, for the first quarter of 2012. Compared with the first quarter of 2011, net income increased by more than 33 percent, from $748,000, or $.32 per share.

Southern's financial performance during the first quarter of 2012 is reflective of the many strategies and initiatives implemented by our management team and Board since the onset of the economic downturn four years ago. During this timeframe, we maintained a relentless focus on asset quality, service excellence, growing core profits and building capital.

Delinquent loans, as a percentage of total loans, declined substantially to 2.24 percent as of March 31, 2012 from 2.93 percent as of March 31, 2011. Other real estate owned improved from $1.53 million as of year-end 2011 to $870,000 as of March 31, 2012. During the first quarter of 2012, we incurred provision for loan loss expense of $225,000, in part to allocate an additional $159,000 to specific reserves for impaired loans. Our allowance for loan losses at March 31, 2012 totaled $5.525 million, or 1.66 percent of loans.

Southern continues to strengthen its capital position in anticipation of higher regulatory capital requirements and to accommodate expected loan portfolio growth. As of March 31, 2012, total shareholders' equity was $52.5 million, an increase of 7.7 percent from $48.8 million at March 31, 2011. During this same period, tangible book value per share grew by nearly 14 percent from $14.37 to $16.34.

The cumulative efforts and hard work of our officers and staff contributed to growth in Southern's balance sheet and profitability metrics. Total assets increased 3.6 percent to $520.4 million as of March 31, 2012, from $502.4 million one year ago. Our marketing to underserved small businesses and consumers throughout our geographic footprint resulted in an increase of 8.9 percent in total loans to $332.9 million as of March 31, 2012 from $305.8 million as of the same date last year. Deposits as of March 31, 2012 grew to $434.5 million, an increase of 4.1 percent from March 31, 2011. The company's annualized return on average assets for the three-month period ended March 31, 2012 was 0.77 percent compared with 0.60 percent for the first quarter of 2011. The annualized return on average equity was 7.63 percent for the first quarter of 2012 compared with 6.19 percent for the first quarter of 2011.

My presentation at the annual shareholders' meeting on May 10, 2012 highlighted details regarding the financial accomplishments of 2011, along with priority objectives for 2012 and beyond. The presentation also provided comparisons of Southern's financial performance with many of its Michigan peers. Southern compares favorably on key measures of financial performance and strength. If you would like to review the entire presentation, visit our website at www.smb-t.com and click on the Investor Relations link. Proceed to the left hand side of the page under Corporate Information to News & Market Data and then finally to Presentations.

While first quarter results may not be predictive for the remainder of 2012, we are optimistic that many of our financial and other business objectives are attainable. We have a strong pipeline of prospective new commercial loan clients. Each day our customer service staff responds to requests for information regarding many of our deposit and investment products and trust services.

Your continued support of our mission to make Southern a premier provider of financial services in Southern Michigan is appreciated.

Sincerely,

/s/ John H. Castle

John H. Castle
Chairman and Chief Executive Officer